                                                              EXHIBIT (11)



                            BUCKEYE PARTNERS, L.P.
                       COMPUTATION OF EARNINGS PER UNIT
             (In thousands, except for Units and per Unit amounts)
                                  (Unaudited)

                                            Quarter Ended March 31,
                                         -----------------------------
                                             1997              1996
                                            ------            ------
Net income                               $    11,526       $    11,658

Primary earnings per Unit
  Net Income                             $      0.94       $      0.96

Fully-diluted earnings per Unit
  Net income                             $      0.94       $      0.96

Weighted average number of Units
 outstanding:
  Units outstanding at March 31           12,185,884        12,160,045
  Exercise of Options reduced by the
   number of Units purchased with
   proceeds (Primary)                         30,004            21,729
                                          ----------        ----------
  Total Units outstanding - Primary       12,215,888        12,181,774
                                          ==========        ==========

  Units outstanding at March 31           12,185,884        12,160,045
  Exercise of Options reduced by the
   number of Units purchased with
   proceeds (Fully-diluted)                   30,033            23,510
                                          ----------        ----------
  Total Units outstanding -
   Fully-diluted                          12,215,917        12,183,555
                                          ==========        ==========




Although not required to be presented in the income statement under provisions of APB Opinion No. 15, this calculation is submitted in accordance with Regulation S-K item 601(b)(11).